Exhibit 99.1

NEWS RELEASE

ICF International Appoints Leslye G. Katz to Board of Directors

FOR IMMEDIATE RELEASE

Contact: Steve Anderson, steve.anderson@icfi.com, +1.703.934.3847

FAIRFAX, Va. (October 2, 2014) - ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, has appointed Leslye G. Katz to its board of directors. Ms. Katz is a highly regarded financial executive with more than 20 years of experience in senior financial roles with market-leading companies.

“Ms. Katz’s experience as a financial executive for several large corporations coupled with her position on the board of directors for HealthSouth Corporation will add valuable perspective to ICF and to the board of directors,” said ICF International Chairman and CEO Sudhakar Kesavan. “Her knowledge of the healthcare business makes her an ideal addition to our board.”

Ms. Katz is currently a board member of HealthSouth, one of the nation's largest healthcare providers specializing in rehabilitation. From 2007 to 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc. (IMS), a provider of information, services and technology for clients in the pharmaceutical and healthcare industries. Between 2001 and 2006, she served as vice president and controller of IMS. From 1998 to 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately-held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from Dun & Bradstreet. Ms. Katz currently serves as chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.

Ms. Katz received a bachelor’s degree in English and American Literature from Brown University and an MBA in Accounting and Finance from the Wharton School of the University of Pennsylvania.

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For More Information

●	ICF Investor Relations
●	ICF board of Directors

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.